Exhibit 1

Consolidated Financial Statements of

(Unaudited)

THERATECHNOLOGIES INC.

Nine-month periods ended August 31, 2011 and 2010

THERATECHNOLOGIES INC.

Consolidated Financial Statements

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

THERATECHNOLOGIES INC.

Consolidated Statement of Financial Position

(Unaudited)

As at August 31, 2011, November 30, 2010

(in thousands of Canadian dollars)

	Note	August 31, 2011	November 30, 2010
		$	$
Assets

Current assets:
Cash		505	26,649
Bonds		1,160	1,860
Trade and other receivables	7	2,432	161
Tax credits and grants receivable		754	332
Inventories	8	10,599	4,317
Prepaid expenses		1,852	1,231
Derivative financial assets	10 (a)	580	—

Total current assets		17,882	34,550

Non-current assets:
Bonds		37,690	36,041
Property and equipment		1,013	1,060

Total non-current assets		38,703	37,101

Total assets		56,585	71,651

Liabilities

Current liabilities:
Accounts payable and accrued liabilities	9	8,234	4,977
Current portion of deferred revenue	5	4,282	6,847

Total current liabilities		12,516	11,824

Non-current liabilities:
Other liabilities		703	325
Deferred revenue	5	5,348	6,846

Total non-current liabilities		6,051	7,171

Total liabilities		18,567	18,995

Equity

Share capital		280,441	279,398
Contributed surplus		8,113	7,808
Deficit		(251,159)	(235,116)
Accumulated other comprehensive income		623	566

Total equity		38,018	52,656

Contingent liability	12

Total liabilities and equity		56,585	71,651

See accompanying notes to unaudited consolidated financial statements.

THERATECHNOLOGIES INC.

Consolidated Statement of Comprehensive Income

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

		August 31		August 31
	Note	2011	2010	2011	2010
		(3 months)		(9 months)
		$	$	$	$
Revenue:
Sale of goods		1,878	—	5,681	—
Research services:
Upfront payments and initial technology access fees	5	1,070	1,711	4,065	5,134
Royalties and license fees	5	569	6	772	17

Total revenue		3,517	1,717	10,518	5,151

Cost of sales	6	1,971	120	7,128	120
Research and development expenses, net of tax credits of $104 (2010 - $448) for the three-month period and $422 (2010 - $783) for the nine-month period		2,907	2,591	8,972	10,892
Selling and market development expenses		443	524	1,489	1,909
General and administrative expenses		2,124	2,262	9,034	5,966
Restructuring costs	11	716	—	716	—

Total operating expenses		8,161	5,497	27,339	18,887

Results from operating activities		(4,644)	(3,780)	(16,821)	(13,736)

Finance income		455	435	1,282	1,522
Finance costs		(12)	(12)	(601)	(155)

Total net finance income		443	423	681	1,367

Net loss before income taxes		(4,201)	(3,357)	(16,140)	(12,369)
Tax recovery		31	—	97	—

Net loss		(4,170)	(3,357)	(16,043)	(12,369)

Other comprehensive loss, net of tax:
Net change in fair value available-for-sale financial assets, net of tax		299	586	239	(151)
Net change in fair value available-for-sale financial assets transferred to net loss, net of tax		(96)	(65)	(182)	(259)

		203	521	57	(410)

Total comprehensive loss for the period		(3,967)	(2,836)	(15,986)	(12,779)

Basic and diluted loss per share	10 (c)	(0.07)	(0.06)	(0.26)	(0.20)

See accompanying notes to unaudited consolidated financial statements.

THERATECHNOLOGIES INC.

Consolidated Statement of Changes in Equity

(Unaudited)

Nine-month period ended August 31, 2011

(in thousands of Canadian dollars)

	Note			Contributed surplus	Unrealized gains or losses on available for-sale financial assets (i)	Deficit	Total
		Share capital
		Number	Dollars
			$	$	$	$	$

Balance as at November 30, 2010		60,512,764	279,398	7,808	566	(235,116)	52,656

Total comprehensive loss for the period:
Net loss		—	—	—	—	(16,043)	(16,043)
Other comprehensive loss:
Net change in fair value of available-for-sale financial assets, net of tax		—	—	—	239	—	239
Net change in fair value of available-for-sale financial assets transferred to net loss, net of tax		—	—	—	(182)	—	(182)

Total comprehensive loss for the period		—	—	—	57	(16,043)	(15,986)

Transactions with owners, recorded directly in equity:
Issue of common shares		7,537	34	—	—	—	34
Share-based compensation plan:
Share-based compensation for stock option plan	10 (b)	—	—	675	—	—	675
Exercise of stock options:
Monetary consideration	10 (b)	329,166	639	—	—	—	639
Attributed value	10 (b)	—	370	(370)	—	—	—

Total contributions by owners		336,703	1,043	305	—	—	1,348

Balance as at August 31, 2011		60,849,467	280,441	8,113	623	(251,159)	38,018

(i)	Accumulated other comprehensive income.

See accompanying notes to unaudited consolidated financial statements.

THERATECHNOLOGIES INC.

Consolidated Statement of Changes in Equity, Continued

(Unaudited)

Nine-month period ended August 31, 2010

(in thousands of Canadian dollars)

	Note			Contributed surplus	Unrealized gains or losses on available for-sale financial assets (i)	Deficit	Total
		Share capital
		Number	Dollars
			$	$	$	$	$

Balance as at November 30, 2009		60,429,393	279,169	6,757	1,282	(244,160)	43,048

Total comprehensive loss for the period:
Net loss		—		—	—	(12,369)	(12,369)
Other comprehensive loss:
Net change in fair value of available-for-sale financial assets, net of tax		—	—	—	(151)	—	(151)
Net change in fair value of available-for-sale financial assets transferred to net loss, net of tax		—	—	—	(259)	—	(259)

Total comprehensive loss for the period		—	—	—	(410)	(12,369)	(12,779)

Transactions with owners, recorded directly in equity:
Issue of common shares		2,880	15	—	—	—	15
Share-based compensation plan:
Share-based compensation for stock option plan		—	—	951	—	—	951
Exercise of stock option:
Monetary consideration		77,493	128	—	—	—	128
Attributed value		—	77	(77)	—	—	—

Total contributions by owners		80,373	220	874	—	—	1,094

Balance as at August 31, 2010		60,509,766	279,389	7,631	872	(256,529)	31,363

(i)	Accumulated other comprehensive income.

See accompanying notes to unaudited consolidated financial statements.

THERATECHNOLOGIES INC.

Consolidated Statement of Cash Flows

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars)

	Note	August 31,		August 31,
		2011	2010	2011	2010
		(3 months)		(9 months)
		$	$	$	$

Operating activities:
Net loss		(4,170)	(3,357)	(16,043)	(12,369)
Adjustments for:
Depreciation of property and equipment		89	92	229	374
Share-based compensation		139	511	1,169	951
Write-down of inventories	8	(32)	120	278	120
Lease inducements and amortization		126	125	378	167
Change in fair value of derivative financial assets	10 (a)	101	—	257	—
Change in fair value of liability related to the deferred stock unit plan	10 (a)	(98)	—	(230)	—
Tax recovery		(31)	—	(97)	—

Operating activities before changes in operating assets and liabilities		(3,876)	(2,509)	(14,059)	(10,757)
Change in accrued interest income on bonds		278	317	107	696
Change in trade and other receivables		(788)	45	(2,271)	244
Change in tax credits and grants receivable		(105)	1,487	(422)	1,485
Change in inventories		(2,748)	(209)	(6,560)	(2,480)
Change in prepaid expenses		(793)	(30)	(621)	(375)
Change in accounts payable and accrued liabilities		(71)	(3,214)	2,993	(2,282)
Change in deferred revenue		(1,072)	(1,714)	(4,063)	(5,132)

		(5,299)	(3,318)	(10,837)	(7,844)

Cash flows used in operating activities		(9,175)	(5,827)	(24,896)	(18,601)

Financing activities:
Proceeds from issue share capital		—	—	34	15
Proceeds from exercise of stock options		13	37	639	128

Cash flows from financing activities		13	37	673	143

Investing activities:
Acquisition of property and equipment		(128)	(43)	(182)	(379)
Proceeds from sale of bonds		9,164	4,706	26,742	19,688
Acquisition of bonds		(379)	—	(27,644)	—
Acquisition of derivative financial assets	10 (a)	—	—	(837)	—

Cash flows from (used in) investing activities		8,657	4,663	(1,921)	19,309

Net change in cash		(505)	(1,127)	(26,144)	851

Cash at beginning of period		1,010	3,497	26,649	1,519

Cash as at August 31		505	2,370	505	2,370

See note 11 for supplemental information.

See accompanying notes to unaudited consolidated financial statements.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

1.	Reporting entity:

Theratechnologies Inc. is a specialty pharmaceutical company that discovers and develops innovative therapeutic peptide products, with an emphasis on growth-hormone releasing factor peptides. Its first product, EGRIFTA® (tesamorelin for injection), was approved by the United States Food and Drug Administration (“FDA”) in November 2010 and is, to date, the only approved therapy for the reduction of excess abdominal fat in HIV-infected patients with lipodystrophy.

The consolidated financial statements include the accounts of Theratechnologies Inc. and its wholly-owned subsidiaries (together referred to as the “Company” and individually as “the subsidiaries of the Company”).

Theratechnologies Inc. is governed by the Business Corporations Act (Québec) and is domiciled in Québec, Canada. The Company is located at 2310 boul. Alfred-Nobel, Montréal, Québec, H4S 2B4.

2.	Basis of preparation:

(a)	Accounting framework:

These unaudited consolidated interim financial statements (“interim financial statements”), including comparative figures, have been prepared using accounting policies consistent with International Financial Reporting Standards (“IFRS”) as prescribed by the International Accounting Standards Board (“IASB”) and in accordance with International Accounting Standard (“IAS”) 34 - Interim Financial Reporting (“IAS 34”).

Certain information, in particular the accompanying notes normally included in the annual financial statements prepared in accordance with IFRS, has been omitted or condensed. These interim financial statements do not include all disclosures required under IFRS and, accordingly, should be read in conjunction with the annual financial statements for the year ended November 30, 2010 and the notes thereto.

The interim consolidated financial statements for the three-month and nine-month periods ended August 31, 2010 have not been reviewed by the Company’s auditors.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Basis of preparation (continued):

(b)	Summary of accounting policies:

The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of the audited annual financial statements as at November 30, 2010 except as noted below:

Effective December 1, 2010, the Company adopted a new accounting standard, IFRS 8 Operating Segments, that was issued by the IASB. IFRS 8 was revised and now requires disclosure of information about segment assets. This accounting policy change was adopted on a prospective basis with no restatement of prior period financial statements and had no impact on the Company’s operating segments disclosure.

Other new or amended accounting standards also had no impact on the Company’s accounting methods.

(c)	Basis of measurement:

The Company’s consolidated financial statements have been prepared on a going concern and historical cost basis, except for available-for-sale financial assets and derivative financial assets which are measured at fair value.

(d)	Use of estimates and judgements:

The preparation of the Company’s interim financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the interim financial statements relates to the timing of revenue recognition, the valuation of share-based compensation, the realizability of deferred tax assets and the recognition and measurement of contingent liabilities.

Other areas of judgement and uncertainty relate to the estimation of accruals for clinical trial expenses, the recoverability of inventories, the measurement of the amount and assessment of the recoverability of tax credits and grants receivable and the capitalization of development expenditures.

Reported amounts and note disclosure reflect the overall economic conditions that are most likely to occur and anticipated measures management intends to take. Actual results could differ from those estimates.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

2.	Basis of preparation (continued):

(d)	Use of estimates and judgements (continued):

The above estimates and assumptions are reviewed regularly. All revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

(e)	Functional and presentation currency:

These interim consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency. All financial information presented in Canadian dollars has been rounded to the nearest thousand.

3.	Significant accounting standards:

Derivative financial instruments:

Derivative financial instruments are recorded as either assets or liabilities measured at their fair value unless exempted from derivative treatment as a normal purchase and sale. Certain derivatives embedded in other contracts must also be measured at fair value. The changes in the fair value of derivatives are recognized in the statement of comprehensive income.

4.	Upcoming changes in accounting standards:

(a)	Amendments to existing standards:

Annual improvements to IFRS:

The IASB’s improvements to IFRS contain seven amendments that result in accounting changes for presentation, recognition or measurement purposes. The most significant features of the IASB’s annual improvements project published in May 2010 which are applicable for annual period beginning on or after January 1, 2011 with partial adoption permitted are included under the specific revisions to standards discussed below.

(i)	IFRS 7:

Amendment to IFRS 7, Financial Instruments: Disclosures:

Multiple clarifications related to the disclosure of financial instruments and in particular in regards to transfers of financial assets.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

4.	Upcoming changes in accounting standards (continued):

(a)	Amendments to existing standards (continued):

Annual improvements to IFRS (continued):

(ii)	IAS 1:

Amendment to IAS 1, Presentation of Financial Statements:

Entities may present the analysis of the components of other comprehensive income either in the statement of changes in equity or within the notes to the financial statements.

(iii)	IAS 24:

Amendment to IAS 24, Related Party Disclosures:

There are limited differences in the definition of what constitutes a related party; however, the amendment requires more detailed disclosures regarding commitments.

(iv)	IAS 34:

Amendment to IAS 34, Interim Financial Reporting:

The amendments place greater emphasis on the disclosure principles for interim financial reporting involving significant events and transactions, including changes to fair value measurements and the need to update relevant information from the most recent annual report.

New or revised standards and interpretations issued but not yet adopted:

In addition, the following new or revised standards and interpretations have been issued but are not yet applicable to the Company:

(i)	IFRS 9 Financial instruments:

Effective for annual periods beginning on or after January 1, 2013, with earlier adoption permitted.

Applies to the classification and measurement of financial assets and liabilities. It is the first of three phases of a project to develop standards to replace IAS 39, Financial Instruments, and was initiated in response to the crises in financial markets.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

4.	Upcoming changes in accounting standards (continued):

(a)	Amendments to existing standards (continued):

New or revised standards and interpretations issued but not yet adopted (continued):

(ii)	IFRS 10 Consolidated Financial Statements:

Effective for annual periods beginning on or after January 1, 2013, with earlier adoption permitted.

Establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 replaces the consolidation requirements in SIC-12, Consolidation - Special Purpose Entities, and IAS 27, Consolidated and Separate Financial Statements.

(iii)	IFRS 13 Fair Value Measurement:

Effective for annual periods beginning on or after January 1, 2013, with earlier adoption permitted.

Provides new guidance on fair value measurement and disclosure requirements.

The Company has not yet determined the impact of these amendments to existing standards on the consolidated financial statements.

5.	Revenue and deferred revenue:

(a)	EMD Serono Inc.:

On October 28, 2008, the Company entered into a collaboration and licensing agreement with EMD Serono Inc. (“EMD Serono”), an affiliate of Merck KGaA, of Darmstadt, Germany, regarding the exclusive commercialization rights of EGRIFTA® in the United States for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy (the “Initial Product”).

Under the terms of the agreement, the Company is responsible for the development of the Initial Product up to obtaining marketing approval in the United States, which was obtained on November 10, 2010. The Company is also responsible for production and for the development of a new formulation of the initial product. EMD Serono is responsible for conducting product commercialization activities.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

5.	Revenue and deferred revenue (continued):

(a)	EMD Serono Inc. (continued):

At the closing of the agreement, on December 15, 2008, the Company received US$30,000 (CAD$36,951), which included an initial payment of US$22,000 (CAD$27,097) and US$8,000 (CAD$9,854) as a subscription for common shares in the Company by Merck KGaA at a price of US$3.67 (CAD$4.52) per share. The Company may receive up to US$215,000, which amount includes the initial payment of US$22,000, the equity investment of US$8,000, as well as payments based on the achievement of certain development, regulatory and sales milestones. The Company will also be entitled to receive increasing royalties on annual net sales of EGRIFTA® in the United States, if applicable.

Royalties on sales are paid quarterly in arrears based on the calendar quarter and, in each year, the royalty rate increases once a pre-agreed level of sales is reached. For the nine-month period ended August 31, 2011, an amount of $757 was recognized as royalty revenue in relation to the initial sales period from the product launch in January until June 30, 2011.

The initial payment of $27,097 has been deferred and is being amortized on a straight-line basis over the estimated period for developing a new formulation of the Initial Product. This period may be modified in the future based on additional information that may be received by the Company. In April 2011, further development work has caused the Company to extend the services period to year-end 2013 rather than year-end 2012. For the nine-month period ended August 31, 2011, an amount of $4,065 (2010 - $5,134) was recognized as revenue. As at August 31, 2011, the deferred revenue related to this transaction amounted to $9,627.

The Company may conduct research and development (“R&D”) for additional indications. Under the collaboration and licensing agreement, EMD Serono will have the option to commercialize additional indications for tesamorelin in the United States. If it exercises this option, EMD Serono will pay half of the development costs related to such additional indications. In such cases, the Company will also have the right, subject to an agreement with EMD Serono, to participate in the promotion of the additional indications.

(b)	Sanofi-aventis:

On December 6, 2010, the Company announced the signing of a distribution and licensing agreement with Sanofi-aventis (“Sanofi”), covering the commercial rights for EGRIFTA® in Latin America, Africa, and the Middle East for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

5.	Revenue and deferred revenue (continued):

(b)	Sanofi-aventis (continued):

Under the terms of the agreement, the Company will sell EGRIFTA® to Sanofi at a transfer price equal to the higher of a percentage of Sanofi’s net selling price and a predetermined floor price. The Company has retained all future development rights to EGRIFTA® and will be responsible for conducting research and development for any additional clinical programs. Sanofi will be responsible for conducting all regulatory activities for EGRIFTA® in the aforementioned territories, including applications for approval in the different countries for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy. The Company also granted Sanofi an option to commercialize tesamorelin for other indications in the territories mentioned above. If such option is not exercised, or is declined, by Sanofi, the Company may commercialize tesamorelin for such indications on its own or with a third party.

(c)	Ferrer Internacional S.A.:

On February 3, 2011, the Company entered into a distribution and licensing agreement with Ferrer Internacional S.A. (“Ferrer”) covering the commercial rights for EGRIFTA® for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy in Europe, Russia, South Korea, Taiwan, Thailand and certain central Asian countries.

Under the terms of the Agreement, the Company will sell EGRIFTA® to Ferrer at a transfer price equal to the higher of a significant percentage of the Ferrer’s net selling price and a predetermined floor price. The Company has retained all development rights to EGRIFTA® for other indications and will be responsible for conducting research and development for any additional programs. Ferrer will be responsible for conducting all regulatory and commercialization activities in connection with EGRIFTA® for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy in the territories mentioned above. The Company will be responsible for the manufacture and supply of EGRIFTA® to Ferrer. The Company has the option to co-promote EGRIFTA® for the reduction of excess abdominal fat in HIV-infected patients with lipodystrophy in the territories. Ferrer has the option to enter into a co-development and commercialization agreement using tesamorelin relating to any such new indications. The terms and conditions of such a co-development and commercialization agreement will be negotiated based on any additional program chosen for development.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

6.	Cost of sales:

Periods ended August 31 (nine months)	Note	August 31, 2011	August 31, 2010
		$	$

Cost of goods sold		5,651	—
Other costs		446	—
Write-down of inventories	8	278	120
Costs associated with validating additional suppliers		753	—

		7,128	120

Periods ended August 31 (three months)		August 31, 2011	August 31, 2010
		$	$

Cost of goods sold		1,848	—
Other costs		141	—
Write-down of inventories		(32)	120
Costs associated with validating additional suppliers		14	—

		1,971	120

7. Trade and other receivables:
		August 31, 2011	November 30, 2010
		$	$

Trade receivables		2,090	6
Sales tax receivable		234	100
Loans granted to employees under the share purchase plan		12	25
Loans granted to related parties under the share purchase plan		—	22
Other receivables		96	8

		2,432	161

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

8.	Inventories:

For the nine-month period ended August 31, 2011, a write-down reversal of $35 (2010 - $120) of work in progress was recognized and $313 of finished products were written down to their net realizable value (2010 - nil). Consequently, a write-down of $278 was recorded to cost of sales in 2011 (2010 - $120).

9.	Accounts payable and accrued liabilities:

	Note		August 31, 2011	November 30, 2010
			$	$

Trade payables			2,695	1,001
Accrued liabilities and other payables			3,147	1,440
Salaries and benefits due to related parties			748	565
Employee salaries and benefits payable			1,088	1,971
Liability related to the deferred stock unit plan	10	(a)	556	—

			8,234	4,977

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Share capital:

(a)	Deferred stock unit plan:

On December 10, 2010, the Board of Directors adopted a deferred stock unit plan (the “DSU Plan”) for the benefit of its directors and officers (the “Beneficiaries”). The goal of the DSU Plan is to increase the Company’s ability to attract and retain high-quality individuals to act as directors or officers and better align their interests with those of the shareholders of the Company in the creation of long-term value. Under the terms of the DSU Plan, Beneficiaries who are directors are entitled to elect to receive all or part of their annual retainer to act as directors in deferred stock units (“DSU”). In addition to his annual retainer, the Chairman of the Board is also entitled to elect to receive all or part of his annual retainer in DSU. Beneficiaries who act as officers are entitled to elect to receive all or part of their annual bonus, if any, in DSU. The value of a DSU (the “DSU Value”) is equal to the average closing price of the common shares on The Toronto Stock Exchange on the date on which a Beneficiary determines that he desires to receive or redeem DSU and during the four (4) previous trading days. Beneficiaries who act as directors must elect to receive DSU before December 23 of a calendar year for the ensuing calendar year, whereas Beneficiaries who act as officers must make that election within 48 hours after having been notified of their annual bonus. For the purposes of granting DSU, the DSU Value for directors is determined as at December 31 of a calendar year and the DSU Value for officers is determined on the second business day after they have been notified of their annual bonus.

DSU may only be redeemed when a Beneficiary ceases to act as a director or an officer of the Company. Upon redemption, the Company must provide a Beneficiary with an amount in cash equal to the DSU Value on the Redemption Date. Beneficiaries may not sell, transfer or otherwise assign their DSU or any rights associated therewith other than by will or in accordance with legislation regarding the vesting and partition of successions.

The DSU are totally vested at the grant date. In the case of the DSU granted to officers for annual bonuses, a DSU liability is recorded at the grant date in place of the liability for the bonuses payments. In the case of the directors, the expense related to DSU and their liabilities are recognized at the grant date. During the nine-month period ended August 31, 2011, $494 (2010 - nil) was recorded as an expense and is included in general and administrative expenses. The liability is adjusted periodically to reflect any change in market value of common shares. During the nine-month period ended August 31, 2011, a gain of $230 was recognized due to the change in the intrinsic value of DSU. As at August 31, 2011, the Company has a total of 143,655 DSU outstanding (2010 - nil) and a liability related to the DSU of $556 (2010 - nil). During the nine-month period ended August 31, 2011, 2,005 DSU were redeemed for a cash consideration of $9.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Share capital (continued):

(a)	Deferred stock unit plan (continued):

To protect against fluctuations in the value of the DSU’s, the Company signed two futures stock contracts in the first quarter of 2011. The Company paid $837 as advance payments on the contracts, $580 for the first and $257 for the second; these amounts correspond to 146,875 common shares of the Company at a price of $5.69 and $5.72, respectively. The contracts expire in December 2011. They were not designated as hedging instruments for accounting purposes. Changes in fair value of these contracts are, therefore, included in gain (loss) on financial instruments carried at fair value in the period in which they occur. During the nine-month period ended August 31, 2011, a loss of $257 related to the change in the fair value of derivative financial assets was recognized. As at August 31 2011, the fair value of futures stock contracts was $580 (2010 - nil) and is recorded in derivative financial assets.

(b)	Stock option plan:

The Company has established a stock option plan under which it can grant to its directors, officers, employees, researchers and consultants non-transferable options for the purchase of common shares. The exercise date of an option may not be later than 10 years after the grant date. A maximum number of 5,000,000 options can be granted under the plan. Generally, the options vest at the date of the grant or over a period of up to five years. As at August 31, 2011, 883,842 options could still be granted by the Company (2010 - 970,171).

All options are to be settled by physical delivery of shares.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Share capital (continued):

(b)	Stock option plan (continued):

Changes in outstanding options granted under the Company’s stock option plan for the year ended November 30, 2010 and the nine-month period ended August 31, 2011 were as follows:

	Options	Weighted average exercise price per option
		$

Options at November 30, 2009	2,665,800	5.20

Granted	335,000	4.03
Expired	(32,500)	11.15
Forfeited	(38,671)	3.61
Exercised	(80,491)	1.66

Options at November 30, 2010	2,849,138	5.12

Granted	250,000	5.65
Expired	(39,000)	13.91
Forfeited	(113,837)	4.41
Exercised	(329,166)	1.94

Options at August 31, 2011	2,617,135	5.47

The fair value of the options granted was estimated at the grant date using the Black-Scholes model and the following weighted average assumptions:

	August 31, 2011	August 31, 2010

Risk-free interest rate	2.72%	2.46%
Volatility	74%	81%
Average option life in years	7.5	7.5
Dividend yield	Nil	Nil
Grant-date share price	$5.65	$4.03
Option exercise price	$5.65	$4.03

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Share capital (continued):

(b)	Stock option plan (continued):

The risk-free interest rate is based on the implied yield on a Canadian Government zero-coupon issue with a remaining term equal to the expected term of the option. The volatility is based solely on historical volatility equal to the expected life of the option. The life of the options is estimated considering the vesting period at the grant date, the life of the option and the average length of time of similar grants have remained outstanding in the past. The dividend yield was excluded from the calculation, since it is the present policy of the Company to retain in all earnings to finance operations and future growth.

The following table summarizes the measurement date weighted average fair value of stock options granted during the periods ended August 31, 2011 and 2010:

Periods ended August 31 (nine months)	Number of options	Weighted average grant-date fair value
		$

2011	250,000	4.08
2010	335,000	3.05

Periods ended August 31 (three months)	Number of options	Weighted average grant-date fair value
		$

2011	—	—
2010	70,000	3.62

The Black-Scholes model used by the Company to calculate option values was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differs from the Company’s stock option awards. This model also requires four highly subjective assumptions, including future stock price volatility and average option life, which greatly affect the calculated values.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

10.	Share capital (continued):

(c)	Earnings per share:

The calculation of basic earnings per share for the period of nine months ended August 31, 2011 was based on the net loss attributable to common shareholders of the Company of $16,043 (2010 - $12,369), and a weighted average number of common shares outstanding of 60,694,785 (2010 - 60,469,621). The weighted average number of common shares is calculated as follows:

Periods ended August 31 (nine months)	August 31, 2011	August 31, 2010

Issued common shares at December 1	60,512,764	60,429,393
Effect of share options exercised	178,968	39,040
Effect of share issued during the period	3,053	1,188

Weighted average number of common shares at August 31	60,694,785	60,469,621

Periods ended August 31 (three months)	August 31, 2011	August 31, 2010

Issued common shares at June 1	60,841,801	60,487,434
Effect of share options exercised	6,409	15,081
Effect of share issued during the period	—	—

Weighted average number of common shares at August 31	60,848,210	60,502,515

Diluted loss per share did not consider the effect of options and DSU because they would have been anti-dilutive. All options and DSU outstanding at the end of the period could potentially dilute basic earnings per share in the future.

THERATECHNOLOGIES INC.

Notes to the Consolidated Financial Statements, Continued

(Unaudited)

Nine-month periods ended August 31, 2011 and 2010

(in thousands of Canadian dollars, except per share amounts)

11.	Supplemental information:

The Company entered into the following transactions which had no impact on the cash flows:

	August 31, 2011	August 31, 2010
	$	$

Additions to property and equipment included in accounts payable and accrued liabilities	65	55

In addition, interest received totaled $1,207 (2010 - $1,959).

The restructuring costs are related to a workforce reduction of 25% of the Company’s 95 employees mainly in research and development activities.

12.	Contingent liability:

On July 26, 2010, the Company received a motion of authorization to institute a class action lawsuit against the Company, a director and a former executive officer (the “Motion”). This Motion was filed in the Superior Court of Quebec, district of Montréal. The applicant is seeking to initiate a class action suit to represent the class of persons who were shareholders at May 21, 2010 and who sold their common shares of the Company on May 25 or 26, 2010. This applicant alleges that the Company did not comply with its continuous disclosure obligations as a reporting issuer by failing to disclose certain alleged adverse effects relating to the administration of EGRIFTA®. The Company is of the view that the allegations contained in the Motion are entirely without merit and intends to take all appropriate actions to vigorously defend its position.

The Motion has not yet been heard by the Superior Court of Quebec.

The Company has subscribed to insurance covering its potential liability and the potential liability of its directors and officers in the performance of their duties for the Company subject to a $200 deductible.